EXHIBIT 10
MUTUAL TERMINATION, RELEASE AND AGREEMENT
     THIS MUTUAL TERMINATION, RELEASE AND AGREEMENT, made this 12th day of February, 2007 (this “Agreement”), by and between Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), and The Marshall Special Assets Group, Inc., a Delaware corporation (“Marshall”).
     WHEREAS, WRT and Marshall entered into a Strategic Partnership Agreement, dated as of May 28, 2004, as amended on September 29, 2004 and October 6, 2004 (the “Partnership Agreement”); and
     WHEREAS, WRT and Marshall desire to terminate the Partnership Agreement, provide for mutual releases and set forth certain other agreements on the terms set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants, provisions and agreements made in this Agreement, the parties hereto agree as follows.
     1. Termination of Partnership Agreement. WRT and Marshall hereby terminate the Partnership Agreement, and each party waives any right to prior written notice of termination.
     2. Termination Payment. On the date hereof, WRT will transfer cash to Marshall in an aggregate amount equal to the sum of (i) $500,000 and (ii) $153,994.52 (representing a return of 12% per annum accrued through the date hereof on amounts previously paid by Marshall to WRT, as set forth on Schedule A), in consideration of the termination of all of Marshall’s rights under the Partnership Agreement and in full satisfaction of any further obligations to Marshall under the Partnership Agreement.
     3. Definitions. The defined terms used in this Agreement shall have the meanings designated below or as set forth elsewhere herein:
     (a) “End User” shall mean all customers, distributors or resellers who purchase the WRT hardware and software to be used exclusively for the ultimate operation of or use in a Lottery. “Lottery” means any lottery operated by any individual, entity, governmental entity (including without limitation a state, provincial or national government or any subdivision or authority thereof), Native American Sovereign Nation or Tribal Community or any individual or other entity which provides infrastructure or technical services with respect to any lottery, located anywhere in the world.
     (b) “Gross Software Sales” shall mean the total amount of the Selling Prices for all sales of the WRT Software to End Users.
     (c) “Gross Hardware Sales” shall mean the total amount of the Selling Prices for all sales of the WRT Hardware to End Users.
     (d) “Selling Prices” shall mean the invoice price charged by WRT to an End User, less the sum of actual discounts; sales or use taxes, tariff, import/export duties, or other excise taxes; insurance and transportation charges; and bona fide allowances or credits to End Users because of rejections or returns, all as shown on the invoice to an End User. If a sale is made to a distributor or a reseller, then the Selling Price shall be the such invoice price to the distributor or reseller.
     (e) “WRT Hardware” shall mean the hardware sold to an End User to support and use RoninCast Software at a particular installation.
     (f) “WRT Software” shall mean software developed by WRT for the RoninCast® system sold to an End User.
     4. Other Payments.
     (a) Gross Software Sales. WRT will pay to Marshall 30% of all Gross Software Sales collected by WRT on or before the fifth anniversary of this Agreement. Such payments will be due and payable by WRT to Marshall within ten (10) days following the month end of receipt of amounts collected from the End User including amounts collected after the fifth anniversary of this Agreement which were billed prior to such anniversary date.
     (b) Gross Hardware Sales. WRT will pay to Marshall 2% of all Gross Hardware Sales collected by WRT on or before the fifth anniversary of this Agreement. Such payments will be due and payable by WRT to Marshall within ten (10) days following the month end of receipt of amounts collected from the End User, including amounts collected after the fifth anniversary of this Agreement which were billed prior to such anniversary date.
     (c) Minimum Annual Payment. If applicable, within ten (10) days following each of the first, second and third anniversaries of the date hereof, WRT shall make a minimum annual payment to Marshall in an amount equal to $50,000, less the aggregate amounts paid or payable to Marshall under Sections 4(a) and 4(b) for the twelve month period ending on the applicable anniversary date.
     (d) Test Installation Expenses. WRT and Marshall shall each be responsible for 50% of all costs and expenses incurred by WRT related to any test installations involving sales or prospective sales to an End User. For the purposes of this section, “costs and expenses” include costs and expenses incurred prior to customer acceptance, of a test installation of the RoninCast system at the customer’s site including, but not limited to: (i) the salary cost of WRT or Marshall personnel directly involved in the test installation project, including services for custom programming and development of the test system; (ii) equipment and parts (whether from WRT’s inventory or specially purchased from third parties); (iii) amounts paid to vendors for services and software to install, conduct and maintain test installations; (iv) costs of transportation, shipping, insurance, sales, use or excise taxes and related charges; and (v) travel, food and lodging of contractors and WRT personnel related to the forgoing. WRT will prepare a budget (including any items to be considered from Marshall) of anticipated costs and expenses which shall be approved by both parties prior to any expenditures by either party.

     5. Mutual Release. WRT and Marshall for themselves, their successors, affiliates and assigns do mutually agree to, and hereby do, unconditionally release, acquit and forever discharge each other and their respective officers, directors, representatives, present and former employees, parent companies, subsidiaries, related and affiliated entities, successors and assigns from all damages, actions or causes of action, claims or demands, of every kind, at law or in equity and howsoever originating and existing from the beginning of time to the date hereof relating to or arising out of the Partnership Agreement and any and all related agreements, with the exception only of this Agreement, and any and all transactions contemplated thereby and any and all actions taken in connection with any of the aforesaid agreements. The parties hereto further agree not to institute, encourage or assist any lawsuit or other action regarding any matter which has been released hereby and agree that any violation of this covenant shall constitute a breach of this Agreement and shall entitle the party released hereby to any damages caused by the breach, together with reasonable attorneys’ fees incurred in defending or otherwise responding to said suit or claim, but it shall not invalidate the releases given.
     6. Successors and Assigns. Each of the parties hereto makes the mutual promises and agreements set forth in this Agreement on behalf of themselves and their successors and assigns and this Agreement shall operate for the benefit of their successors and assigns.
     7. Severability. In case any provisions of this Agreement are invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
     8. Section Headings. The section headings used herein are for convenience of reference only, are not part of this Agreement and shall not be taken into consideration in interpreting this Agreement.
     9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and for all purposes shall be governed by and constituted in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.
     10. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements, written or oral.
     11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Jeffrey C. Mack

Name: Jeffrey C. Mack
Title: Chairman, President and CEO

THE MARSHALL SPECIAL ASSETS GROUP, INC.

By:	/s/ Scott H. Anderson

Name: Scott H. Anderson
Title: President

SCHEDULE A

		Accrued interest through
Date	Amount	February 12, 2007
May 28, 2004	$300,000	$97,643.84
October 8, 2004	$200,000	$56,350.68